April 30, 2010

DON’T BE MISLED BY THE DOUGLASS COMMITTEE

VOTE THE WHITE PROXY CARD FOR CHANGE TODAY

Dear Equus Shareholder,

With the May 12th Annual Meeting of Equus Total Return (“Equus” or the “Fund”) shareholders rapidly approaching, now is the time for you to cast your vote for a fresh start at Equus.  The “The Committee to Enhance Equus” (“the Douglass Committee”) is running a proxy contest to regain control of the Fund so that Sam and Paula Douglass can maintain the status quo and continue to benefit themselves personally at the expense of Equus’ shareholders.  If you want change at Equus, it is critical that you vote the WHITE proxy card today.

EQUUS CONDEMNS ALLEGATION AGAINST BENEDETTI MADE BY THE DOUGLASS COMMITTEE

Benedetti looks forward to helping Equus increase shareholder value

Equus fully supports Alessandro Benedetti as one of our Nominees for Director. Mr. Benedetti is currently the CEO of SAE Capital Ltd., which he founded in January 2007. Prior to that, he was the CEO of SAE Capital SPA, based in Rome, Italy. Over the last 20 years he has been involved in the structuring and financing of complex transactions, acting on behalf of companies and governments in North America, Europe, Central Asia and the Middle East. In 2005, he structured and led the acquisition of Wind Telecomunicazioni SpA, based in Italy, which had 16 million wireless subscribers, 1.6 million fixed line customers and 28 million registered internet users. At that time, the transaction was the largest leveraged buyout in European history, in a deal valued at over 12 billion Euros.

 “It is unfortunate that The Douglass Committee has resorted to an irresponsible campaign of character assasination,” said Richard Bergner, Chairman of Equus.  “They have unfairly characterized a legal proceeding involving Mr. Benedetti by relying on a quote from a Civil Judge, in the United Kingdom, as proof of a criminal matter related to the bankruptcy of Magnetofoni Castelli, in Italy. If The Douglass Committee had responsibly researched Mr. Benedetti’s background, they would have discovered that the inference derived from the statements they are relying on is false and misleading.”

The Douglass Committee, in their effort to mislead Shareholders, has taken a selective quotation from a lengthy Civil Judgment (not a criminal proceeding)  in the United Kingdom.  The Civil case is a decision of Mr. Justice Patten released June 15th, 2009, in which Alessandro Benedetti is the Claimant and Sawiris et el are the Defendants.

The result of the Civil proceeding in the United Kingdom was an award of $75.1 million euros, plus interest, in favor of the Claimant, Benedetti. This case is currently under appeal.

In making his decision, Mr. Justice Patten commented on Mr. Benedetti’s involvment in the bankruptcy of Magnetofoni Castelli, a matter that occurred in Milan, Italy more than 17 years prior to his judgment, which matter was governed under the laws of Italy. The legal system in Italy is completely different than the legal system in the United Kingdom, and Mr. Justice Patten had no jurisdiction, nor any standing to opine on matters involving Italian law.

“I am very disappointed that The Douglass Committee has subjected the Shareholders to a costly and prolonged Proxy fight, which has included misinformation about myself,” said Alessandro Benedetti. “I look forward to helping rebuild the Fund, thereby creating value for all Shareholders. Contrary to the assertions put forward by The Douglass Committee, I have no criminal record arising out of the bankruptcy of Magnetofoni Castelli, which occurred over 17 years ago, in Milan, Italy.”

Do not be misled by the Douglass Committee’s desperate attacks.  Please sign, date and return the WHITE proxy card in the postage paid envelope provided.  Even if you have previously voted on the gold proxy card supplied by the Douglass Committee, you can still support your Board by voting the enclosed WHITE proxy card today.  YOUR RESPONSE TODAY WILL HELP PUT THE FUND BACK ON THE RIGHT TRACK.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Fund’s proxy materials, please call our proxy solicitation firm, Georgeson Inc., toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email equus@georgeson.com.  Shareholders also can find additional materials on the annual meeting and how to vote on our website at www.equuscap.com.

As always, we thank you for your consideration and support.

Sincerely,

/s/ Richard F. Bergner
Richard F. Bergner
Chairman of the Board

Cautionary Note Regarding Forward-Looking Statements
This letter may contain certain forward-looking statements regarding future circumstances.  These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.  The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this letter does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Important Information
The Fund filed a definitive proxy statement concerning the 2010 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on April 12, 2010.  The Fund has also filed other relevant documents with the SEC.  The Fund advises stockholders to read the definitive proxy statement, as well as the other relevant documents filed with the SEC, because they contain important information about the election of directors and any other matters to be presented at the 2010 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and the other documents the Fund files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Fund’s definitive proxy statement by accessing www.equuscap.com. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting Georgeson Inc. by telephone toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or by email at equus@georgeson.com.

The Fund, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2010 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement referred to above.